Exhibit 99.1

March 16, 2005

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB Increases 2005 Dividend by 12.3%

ENGELHARD, NORTH CAROLINA-ECB Bancorp, Inc. (“ECB”), the parent holding company of The East Carolina Bank, announces that on March 15, 2005, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.16 per share, payable April 11, 2005 to shareholders of record on March 29, 2005.

On an annualized basis the Corporation’s 2005 dividend of $0.64 per share represents a 12.3% increase over the annual dividend in 2004 of $0.57 per share.

ECB also recently announced the opening of its new Corporate Center and branch office located in Engelhard, directly across the street from the site of its original bank. The 12,300 square-foot two-story building houses both a full-service branch in addition to administrative offices and a boardroom on the first floor and audit, finance and human resources departments on the second floor of the Corporate Center.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including new full-service branches in Morehead City and Wilmington. The Bank also provides mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The Nasdaq SmallCap Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

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